EXHIBIT 99.1


FOR:                     AMREP Corporation
                         641 Lexington Avenue, 6th floor
                         New York, NY 10022

CONTACT:                 Peter M. Pizza
                         Vice President and
                         Chief  Financial Officer
                         (212) 705-4700

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                       AMREP REPORTS FIRST QUARTER RESULTS
                       -----------------------------------

NEW YORK, September 15, 2003 - AMREP Corporation (NYSE:AXR) today reported net income of $3,531,000, or $.54 per share, for its fiscal 2004 first quarter ended July 31, 2003, compared to net income of $795,000, or $.12 per share, in the first quarter of the prior fiscal year. First quarter revenues were $33,617,000 this year compared to $16,010,000 last year.

Revenues from the Company's Kable News Company subsidiary were $26.0 million for the first quarter of the current fiscal year compared to $12.2 million in the same period last year. Revenues from Kable's Fulfillment Services business increased from $8.8 million in the first quarter of 2003 to $22.7 million in the first quarter of 2004 as a result of the acquisition by Kable in April 2003 of the subscription fulfillment business of Electronic Data Systems Corporation ("EDS"). Newsstand Distribution Services' revenues decreased 4%, from $3.4 million in the first fiscal quarter last year to $3.2 million in the current year, principally as the result of a decline in magazine sales percentages for existing customers. Operating margins for Kable News improved in the first quarter this year versus a year ago, as operating costs decreased from 81.1% of related revenues in the first quarter of fiscal 2003 to 79.8% in the same period this year.

As a result of customer losses that were identified and known prior to the acquisition of the EDS subscription fulfillment business and which will occur throughout fiscal 2004, it is anticipated that the revenues and net income of the acquired subscription fulfillment business in future periods of 2004 will be reduced from historical levels, including results of the first quarter. By the fourth quarter of 2004, the revenue decline on a quarterly basis is currently expected to be approximately $2.5 million as compared to the first quarter, with a decrease in quarterly net income of approximately $750,000. Accordingly, results for Kable's Fulfillment Services business for the first quarter are not necessarily an indication of what may be expected to occur in future periods.

Revenues from land sales at the Company's AMREP Southwest subsidiary also rose significantly, from $2.5 million in the first quarter of fiscal 2003 to $6.4 million in the first quarter of 2004. This was the result of increased sales of residential lots in the Company's principal market of Rio Rancho, New Mexico, including the bulk sale of 265 unimproved lots for $1.9 million where there was no comparable transaction in the first quarter of 2003. The first quarter gross profit on land sales increased from 43% in 2003 to 59% in 2004 because of the increased number of unimproved lots sold, including the bulk sale discussed above, which generally have higher gross profit margins than developed lots. Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily an indication of what may be expected to occur in future periods.

AMREP Corporation's Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

                                      *****

The statements in this news release that are not historical financial statements, including statements regarding revenues and profitability of the subscription fulfillment business acquired from EDS, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      *****

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                                Three Months Ended July 31,
                                                ---------------------------
                                                   2003              2002
                                                   ----              ----
Revenues                                      $ 33,617,000      $ 16,010,000

Net income                                    $  3,531,000      $    795,000

Income per share - Basic and Diluted          $       0.54      $       0.12


Weighted average number of
 common  shares outstanding                      6,589,000         6,576,000
                                                 ---------         ---------


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